Exhibit 99.2

How to vote your shares

Dear P&G Shareholder,

As a part owner of The Procter & Gamble Company, you have an integral role in determining how the Company is run. You express your views through your proxy vote. Exercising your right to vote is an important part of the governance process.

What is included in this mailing?

•  Proxy materials for the 2014 P&G Annual Meeting are now available.

The enclosed notice instructs you how to view the proxy and vote your shares.

•  The enclosed notice is informational only. It is NOT used to submit your vote.

So, what do I do? How do I vote?

1. Follow the instructions on page 2 of the enclosed notice for choices on how to view the proxy materials and vote your shares.

2. Review the summary of proposals (page 3 of the notice) to be voted on at the 2014 Annual Meeting.

3. VOTE YOUR SHARES!

Voting your shares allows your voice to be heard and supports the long-term success of P&G through good corporate governance. P&G thanks you for exercising your right to vote and for your continued confidence in our Company.